As filed with the Securities and Exchange Commission on May 12, 2023
Registration No. 333-271353
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 2 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
SPRINGBIG HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)
Delaware	7371	88-2789488
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
621 NW 53rd Street
Suite 260
Boca Raton, Florida 33487
(800) 772-9172
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Jeffrey Harris
Chief Executive Officer
621 NW 53rd Street
Suite 260
Boca Raton, Florida 33487
(800) 772-9172
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of agent for service)
Copies to:
William E. Doran Aslam A. Rawoof Benesch, Friedlander, Coplan & Aronoff LLP 71 South Wacker Drive, Suite 1600 Chicago, Illinois 60606 Telephone: (312) 212-4949	Charles Phillips Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105 Telephone: (212) 370-1300
Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, anon-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II
Information Not Required in Prospectus
Item 13.	Other Expenses of Issuance and Distribution.
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.
Amount
SEC registration fee	$1,340
FINRA fee	$2,324
Legal fees and expenses	$200,000
Accounting fees and expenses	$50,000
Financial printing and miscellaneous expenses	$21,336
Total	$275,000
Item 14.	Indemnification of Directors and Officers.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders or monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.
Additionally, our charter limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Our charter requires us to indemnify and advance expenses to each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. Such obligations would require indemnification of our officers and directors against all reasonable fees, expenses, charges and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Item 15.	Recent Sales of Unregistered Securities.
The following list sets forth information regarding all unregistered securities sold by us since inception on January 24, 2020. None of the following transactions involved any underwriters, underwriting discounts or commissions, or any public offering.
•
Tuatara’s sponsor purchased an aggregate of 6,000,000 private placement warrants for a purchase price of $1.00 per warrant in a private placement that occurred simultaneously with the closing of the initial public offering. Each private placement warrant may be exercised for one share of Common Stock at a price of $11.50 per share, subject to adjustment. The private placement warrants (including the shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it until 30 days after the completion of the initial business combination.

•
On June 14, 2022, at the first closing under the Notes and Warrants Purchase Agreement, we issued and sold to the Investor (i) a Note in the principal amount of $11,000,000 and (ii) a five-year warrant to purchase 586,980 shares of our Common Stock at an exercise price of $12.00 per share, for total cash consideration to the Company of $10,000,000

•
On June 14, 2022, we issued 1,310,000 shares of Common Stock pursuant to the Subscription Agreements entered into in connection with the PIPE Subscription Financing for aggregate consideration of $13.1 million, plus 31,356 shares paid to certain investors pursuant to the convertible notes with such investors.

•
On September 9, 2022, we issued 877,193 shares of our Common Stock (such shares, the “Commitment Fee Shares”) to Cantor. We issued the Commitment Fee Shares as consideration for Cantor’s irrevocable commitment to purchase additional shares of Common Stock at our election in our sole discretion, from time to time upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement. The Common Stock Purchase Agreement established a committed equity facility pursuant to which we may in the future, from time to time, at our election in our sole discretion, upon the terms and subject to the satisfaction of the conditions set forth in the Common Stock Purchase Agreement issue and sell to the Cantor additional shares of our Common Stock.

•
On December 2, 6, 9, and 13, 2022, we issued 80,770, 80,770, 91,481, and 98,224, respectively, for a total of 351,245 shares of our Common Stock (such shares, the “L1 Shares”) to the Investor. We issued the L1 Shares as consideration for repayment of a portion of the amounts payable under the L1 Notes.

We issued the foregoing securities in transactions not involving an underwriter and not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16.	Exhibits.
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
2.1	Amended and Restated Merger Agreement with Amendment No. 1.	Proxy Statement / Prospectus	Annex A	May 17, 2022	333-262628
3.1	Certificate of Incorporation of SpringBig Holdings, Inc.	10-K	3.1	March 28, 2023	001-40049
3.2	By-Laws of SpringBig Holdings, Inc.	10-K	3.2	March 28, 2023	001-40049
4.1	Senior Secured Original Issue Discount Convertible Promissory Note dated June 14, 2022 between SpringBig Holdings, Inc. and the holder party thereto.	8-K	4.1	June 21, 2022	001-40049
4.2	Common Stock Purchase Warrant SpringBig Holdings Inc.	8-K	4.2	June 21, 2022	001-40049
4.3	Amendment to Secured Original Issue Discount Convertible Promissory Note dated December 1, 2022 between SpringBig Holdings, Inc. and the holder party thereto.	8-K/A	10.1	December 1, 2022	001-40049
4.4	Warrant Agreement, dated as of February 11, 2021, by and between Tuatara Capital Acquisition Corporation and Continental Stock Transfer & Trust Company, as warrant agent.	8-K	4.1	February 17, 2021	001-40049
4.5*	Form of Series A Warrant
4.6*	Form of Series B Warrant
4.7*	Form of Pre-Funded Warrant
4.8*	Form of Placement Agent Warrant
4.9*	Form of Warrant Agency Agreement
5.1*	Opinion of Benesch, Friedlander, Coplan & Aronoff LLP.
10.1	Form of Sponsor Escrow Agreement.	8-K	10.1	June 21, 2022	001-40049
10.2	Amended and Restated Registration Rights Agreement, dated June 14, 2022, by and among New SpringBig, the Sponsor and other holders party thereto.	8-K	10.2	June 21, 2022	001-40049
10.3	Form of Subscription Agreement.	8-K	10.2	November 9, 2021	001-40049
10.4	Securities Purchase Agreement, dated April 29, 2022, among Tuatara Capital Acquisition Corporation, and L1 Capital Global Opportunities Master Fund.	8-K	10.3	May 2, 2022	001-40049
10.5	Registration Rights Agreement, dated June 14, 2022, among SpringBig Holdings, Inc. and the investors party thereto.	8-K	10.5	June 21, 2022	001-40049
10.6#	SpringBig Holdings, Inc. 2022 Long-Term Incentive Plan.	8-K	10.6	June 21, 2022	001-40049
10.7#	Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Jeffrey Harris.	8-K	10.7	June 21, 2022	001-40049

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
10.8#	Executive Employment Agreement, dated November 8, 2021 by and between SpringBig and Paul Sykes.	8-K	10.8	June 21, 2022	001-40049
10.9†	Purchase Agreement, dated April 29, 2022, between Tuatara Capital Acquisition Corporation and CF Principal Investments LLC.	8-K	10.2	May 2, 2022	001-40049
10.10	Registration Rights Agreement, dated April 29, 2022, between Tuatara Capital Acquisition Corporation and CF Principal Investments LLC.	8-K	10.3	May 2, 2022	001-40049
10.11†	Amendment No. 1 to Purchase Agreement, dated July 20, 2022, by and between SpringBig Holdings, Inc. and CF Principal Investments LLC.	S-1	10.11	July 22, 2022	333-266293
10.12	Amendment to Purchase Agreement, dated December 1, 2022, by and between SpringBig Holdings, Inc. and L1 Capital Global Opportunities Master Fund.	8-K/A	10.1	December 1, 2022	001-40049
10.13	Amendment No. 2 to Purchase Agreement, dated December 28, 2022, by and between SpringBig Holdings, Inc. and L1 Capital Global Opportunities Master Fund.	8-K	10.1	December 29, 2022	001-40049
10.14*	Form of Securities Purchase Agreement
10.15*	Form of Placement Agency Agreement
21.1	Subsidiaries of SpringBig Holdings, Inc.	10-K	21.1	March 28, 2023	001-40049
23.1**	Consent of Marcum LLP, Independent Registered Public Accounting Firm of SpringBig Holdings, Inc.
23.2*	Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (incorporated by reference to the signature page of the Registration Statement on Form S-1).
101.INS**	Inline XBRL Instance Document
101.SCH**	Inline XBRL Taxonomy Extension Schema Document
101.CAL**	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF**	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB**	Inline XBRL Taxonomy Extension Label Linkbase Document
101.PRE**	Inline XBRL Taxonomy Extension Presentation Linkbase Document

Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	SEC File #
104**	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107**	Filing Fee Table
*	Filed herewith.
**	Previously filed.
#	Indicates management contract or compensatory plan or arrangement.
†
Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission

Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
F.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on May 12, 2023.
SPRINGBIG HOLDINGS, INC.

By:	/s/ Jeffrey Harris
	Name:	Jeffrey Harris
	Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons in the capacities and on the dates indicated.
Name	Title	Date

/s/ Jeffrey Harris	Chief Executive Officer and Director (principal executive officer)	May 12, 2023
Jeffrey Harris

/s/ Paul Sykes	Chief Financial Officer (principal financial officer and principal accounting officer)	May 12, 2023
Paul Sykes

*	Director	May 12, 2023
Steven Bernstein

*	Director	May 12, 2023
Patricia Glassford

*	Director	May 12, 2023
Amanda Lannert

*	Director	May 12, 2023
Phil Schwarz

*	Director	May 12, 2023
Sergey Sherman

*	Director	May 12, 2023
Jon Trauben
*By:	/s/ Jeffrey Harris
Name:	Jeffrey Harris
Attorney-in-fact